Exhibit 99.1
NEWS RELEASE

For Release on July 31, 2006
4:00 PM (ET) (925) 328-4656
Contact: Mark H. Cosmez II
Vice President, Finance/Chief Financial Officer

Giga-tronics Reports First Quarter Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $1,027,000 or $0.21 per fully diluted share for the quarter ending June 24, 2006. This compares with a net profit of $233,000 or $0.05 per fully diluted share for the same period a year ago.
     Net sales decreased 42% to $3,386,000 in the first quarter of fiscal 2007 versus $5,783,000 in the first quarter of fiscal 2006.
     Orders decreased 47% in the first quarter of FY 2007 from the same quarter a year ago. Our book-to-bill ratio in the first quarter of fiscal 2007 was 0.87 compared to 0.95 in the first quarter of last year.
     Orders booked in the first quarter were $2,933,000 compared to $5,493,000 last year. Backlog at quarter end was $9.9 million (approximately $5.8 million is shippable within one year) as compared to $15.5 million (approximately $8.2 million was shippable within one year) at the end of the first quarter of the prior year.
     Cash and cash equivalents at June 24, 2006 were $3,726,000 compared to $3,412,000 as of March 25, 2006.
     John Regazzi, Chief Executive Officer, said, “In an effort to improve results and make optimal use of our resources, management intends to take additional steps to restructure the company. We will continue to consolidate operations and functions among our divisions as we have done with sales and marketing. Further integration of product development efforts should enable us to achieve a better return on our substantial investment in R&D. New development programs will focus more on commercial products to reduce our dependence on the domestic defense sector. We will look for any available opportunities to operate more efficiently and with greater focus on customer needs. We hope to accomplish these changes in a business-like manner that is not overly disruptive to our very talented work force yet is decisive enough to yield meaningful improvements to the bottom line.”

     Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of July 31, 2006 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Small Cap Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	June 24, 2006	March 25, 2006
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,726	$3,412
Notes receivable	14	3
Trade accounts receivable, net	1,734	3,435
Inventories	5,066	4,813
Prepaid expenses and other assets	255	219

Total current assets	10,795	11,882

Property and equipment, net	412	337
Other assets	113	127

Total assets	$11,320	$12,346

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,099	$870
Accrued commissions	108	171
Accrued payroll and benefits	742	781
Accrued warranty	244	250
Customer advances	465	521
Other current liabilities	389	433

Total current liabilities	3,047	3,026
Deferred rent	198	222

Total liabilities	3,245	3,248

Shareholders’ equity Preferred stock of no par value; Authorized 1,000,000 shares; no shares outstanding at June 24, 2006 and March 25, 2006	—	—
Common stock of no par value; Authorized 40,000,000 shares; 4,809,021 shares at June 24, 2006 and 4,809,021 shares at March 25, 2006 issued and outstanding	13,007	13,003
Accumulated deficit	(4,932)	(3,905)

Total shareholders’ equity	8,075	9,098

Total liabilities and shareholders’ equity	$11,320	$12,346

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands except per share data)	June 24, 2006	June 25, 2005
(Unaudited)
Net sales	$3,386	$5,783

Cost of sales	2,187	3,138

Gross profit	1,199	2,645

Product development	960	966
Selling, general and administrative	1,294	1,453
Equity based compensation	4	—

Operating expenses	2,258	2,419

Operating (loss) income	(1,059)	226

Interest income, net	29	5

(Loss) income from continuing operations before income taxes	(1,030)	231
Provision for income taxes	—	4

(Loss) income from continuing operations	(1,030)	227
Income on discontinued operations, net of income taxes	3	6

Net (loss) income	$(1,027)	$233

Basic net (loss) income per share:
From continuing operations	$(0.21)	$0.05
On discontinued operations	(0.00)	0.00

Basic net (loss) income per share	$(0.21)	$0.05

Diluted net (loss) income per share:
From continuing operations	$(0.21)	$0.05
On discontinued operations	(0.00)	0.00

Diluted net (loss) income per share	$(0.21)	$0.05

Shares used in per share calculation:
Basic	4,809	4,731

Dilutive	4,809	4,912